Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-76140 on Form S-8 of our reports dated December 28, 2007, relating to the financial statements of Piedmont Natural Gas Company, Inc. and the effectiveness of Piedmont Natural Gas Company, Inc.’s internal control over financial reporting (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph regarding the adoption of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting) appearing in the Annual Report on Form 10-K of Piedmont Natural Gas Company, Inc. for the year ended October 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
December 19, 2008